February 3, 2005
Contact: Heather Ferrante ViaSat Inc. 760-476-2633 www.viasat.com

ViaSat Announces Record Orders, Revenues, and Earnings

     Carlsbad, CA — ViaSat Inc. (NASDAQ: VSAT), a provider of communication equipment for government and commercial customers, today announced financial results for the third quarter of fiscal year 2005. Highlights include record fiscal year-to-date new business orders of $296.7 million, revenues of $255.0 million and net income of $0.56 per share on a pro forma basis or $0.45 per share on a GAAP basis. In addition, the fiscal third quarter results include record new orders of $107.5 million and revenues of $88.2 million. The Company also reported net income of $0.22 per share on a pro forma basis or $0.19 per share on a GAAP basis.

     “Strong awards and sales keep us comfortably on track to meet our objectives for fiscal 2005,” said Mark Dankberg, chairman and CEO of ViaSat. “Pro forma EPS was up 38% in the fiscal third quarter of 2005 compared to the third quarter of fiscal year 2004, excluding the 14 cent gain in fiscal 2004 from a legal settlement. Our government segment, for the first time in almost five years, had greater quarterly revenues than our commercial segment. This performance reflects the balance we like to have across our business, while the growth in both segments reflects underlying strength in demand for our technologies.”

Financial Results

     For the third quarter ended December 31, 2004,1 the Company reported the following:

				First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 2005	Q3 2004		FY05	FY04
Revenues	$88.2	$71.8		$255.0	$195.4
Net income	$5.2	$7.1	[3]	$12.5	$9.4	[3]
Diluted per share net income	$0.19	$0.26	[3]	$0.45	$0.34	[3]
Pro forma net income [2]	$6.1	$8.3	[3]	$15.6	$12.9	[3]
Diluted per share pro forma net income [2]	$0.22	$0.30	[3]	$0.56	$0.47	[3]
Weighted average shares	28.1	27.7		28.1	27.3

New orders/Contract awards	$107.5	$82.5		$296.7	$273.3
Sales backlog	$323.3	$291.6		$323.3	$291.6

1 ViaSat uses a 52- or 53-week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2005 end on July 2, 2004, October 1, 2004, December 31, 2004 and April 1, 2005.

2 All non-GAAP pro forma numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets). A reconciliation of specific adjustments to GAAP results for these periods is included in the “Pro Forma Condensed Consolidated Statement of Operations” table contained in

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this release. A description of our use of non-GAAP information is provided under “Use of Pro Forma Financial Information” below.

3 In the third quarter of fiscal year 2004, the Company reached a legal settlement related to the purchase of the Satellite Networks businesses of Scientific-Atlanta. The results reflect an after-tax gain of $3.8 million or $0.14 per share on a GAAP and pro forma basis, related to this settlement.

Government Segment

     The Government segment recorded record quarterly and nine-month revenues of $48.6 million and $127.7 million, respectively, a 45.9% increase over the third quarter of fiscal year 2004 and a 44.3% increase over the prior nine-month period. The increase in revenues is primarily from our tactical data links and networking and information assurance systems and products.

Commercial Segment

     For the Commercial segment, revenue increased to $41.1 million for the third quarter and $131.4 million year-to-date. These figures represent a 4.6% increase over the third quarter of fiscal year 2004 and an increase of 20.8% over the first nine months of fiscal year 2004. The increase in commercial segment revenues is primarily from our enterprise VSAT networks business.

Selected Third Quarter 2005 Business Highlights

•	Won a $60 million award to develop a Joint Tactical Radio System (JTRS) compliant version of the Multifunctional Information Distribution System (MIDS) terminal. JTRS is a programmable radio technology that contributes to the new “network-centric” vision of the military by enabling a variety of military wireless communication devices to easily communicate with each other. Year-to-date new contract awards for tactical data links total more than $112 million.

•	Accelerating sales of the KG-250 Inline Network Encryptor following NSA certification at the end of our first quarter. Cumulative shipments exceeded 700 units at the end of the quarter.

•	Successful application of our commercial VSAT products for fixed and mobile military communications, including installation of LinkStar® and LINKWAY® IP-based satellite networking products for the Coalition Military Network (CMN), recently fielded by Lockheed Martin for U.S. Central Command (USCENTCOM), and a trial of our bandwidth-efficient ArcLight® technology to provide a “DSL-like” data connection to a military HMMWV for U.S. Joint Forces Command (USJFCOM).

•	Continued strong new contract awards in our enterprise VSAT business, including new awards for our DOCSIS®-for-satellite SurfBeam® system for new networks in Latin America and North America.

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•	Comsat Laboratories proposal selected by NASA Exploration Systems Mission Directorate for the Space Communications Testbed (SCT) Development program. The purpose of the SCT project is to design, build, and operate a communications testbed for space networks.

•	Broke ground on 15.5-acre Atlanta-area campus for our VSAT Networks and Satellite Ground Systems groups to include two buildings totaling 143,000 square feet, plus a satellite antenna staging area and employee recreation facilities. Move-in is expected to begin in the latter part of this year.

•	On January 31, 2005 the Company entered into a three-year, $60 million revolving credit facility with Union Bank of California, Comerica Bank and Silicon Valley Bank, which replaces its existing $30 million facility that was scheduled to expire on February 28, 2005.

     ViaSat produces innovative satellite and other network communication products that enable fast, secure, and efficient communications to any location. Products include network security devices, tactical data radios, and communication simulators. ViaSat also has a full line of VSAT products for data and voice applications, and is a market leader in Ka-band satellite systems, from user terminals to large gateways. ViaSat has locations in Carlsbad, CA, and Norcross, GA, along with its Comsat Laboratories division based in Clarksburg, MD. Additional field offices are located in Marlborough, MA, Washington DC/Baltimore, Australia, China, India, Spain, and Italy.

     In addition, ViaSat’s wholly-owned subsidiary, US Monolithics, designs and produces MMICs and modules for use in broadband communications. US Monolithics is based in Chandler, Arizona.

Note: ViaSat, Inc. will host a conference call to discuss these FY2005 Third Quarter Earnings at 5:00 P.M. Eastern Time on Thursday, February 3, 2005. The dial-in number is (800) 299-0433 in the U.S. and (617) 801-9712 internationally. The pass code is 72207575. An audio replay will be available until 7:00 P.M. EST February 4, 2005 at (888) 286-8010 (617-801-6888 international) and the pass code is 64596658. You can also access our conference call webcast, conference call materials and other material financial information discussed on our conference call (including any information required by Regulation G) on the Investor Relations Events Calendar page of our corporate web site (www.viasat.com). The call and associated conference call materials will be archived and available on that site for at least 12 months immediately following the conference call.

Use of Pro Forma Financial Information

     Pro forma net income excludes the effects of acquisition charges (amortization of intangible assets). Pro forma net income is provided to enhance the overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the pro forma results provide useful information to both

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management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. Further, these adjusted pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. See the “Pro Forma Condensed Consolidated Statement of Operations” table for a reconciliation of net income to pro forma net income. Pro forma as presented in this press release may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statement

     Portions of this release, particularly ViaSat’s financial prospects for fiscal year 2005 and beyond and the “Selected Third Quarter 2005 Business Highlights” section, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ViaSat wishes to caution you that there are some factors that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including but not limited to: ViaSat’s ability to perform under existing contracts and obtain additional contracts, ViaSat’s ability to develop new products that gain market acceptance, changes in product supply, pricing and customer demand, changes in relationships with, or the financial condition of, key customers or suppliers, changes in government regulations, changes in economic conditions globally and in the communications markets in particular, increased competition, potential product liability, infringement and other claims, and other factors affecting the communications industry generally. ViaSat refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled Factors That May Affect Future Performance in ViaSat’s Form 10-Ks and subsequent Form 10-Qs. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

Comsat Labs and Comsat Laboratories are tradenames of ViaSat, Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.
DOCSIS is a registered trademark of Cable Television Laboratories Inc.

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Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Revenues	$88,187	$71,758	$255,000	$195,358
Cost of revenues	68,472	51,836	194,056	142,686

Gross profit	19,715	19,922	60,944	52,672
Operating expenses:
Selling, general & administrative	11,395	6,389	34,440	27,572
Independent research and development	1,941	1,963	5,360	7,896
Amortization of intangible assets	1,512	1,959	5,130	5,878

Income from operations	4,867	9,611	16,014	11,326
Interest	(32)	(52)	(69)	(318)

Income before income taxes and minority interest	4,835	9,559	15,945	11,008
Provision (Benefit) for income taxes	(408)	2,453	3,305	1,565
Minority interest in net earnings of subsidiary, net of tax	2	17	91	89

Net Income	$5,241	$7,089	$12,549	$9,354

Diluted net income per share	$0.19	$0.26	$0.45	$0.34

Diluted common equivalent shares	28,104	27,748	28,138	27,311

Pro Forma Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31, 2004	January 2, 2004	December 31, 2004	January 2, 2004
Revenues	$88,187	$71,758	$255,000	$195,358
Cost of revenues	68,472	51,836	194,056	142,686

Gross profit	19,715	19,922	60,944	52,672
Operating expenses:
Selling, general & administrative	11,395	6,389	34,440	27,572
Independent research and development	1,941	1,963	5,360	7,896

Pro forma income from operations	6,379	11,570	21,144	17,204
Interest	(32)	(52)	(69)	(318)

Pro forma income before income taxes and minority interest	6,347	11,518	21,075	16,886
Provision for income taxes	197	3,237	5,357	3,916
Minority interest in net earnings of subsidiary, net of tax	2	17	91	89

Pro forma net income	$6,148	$8,264	$15,627	$12,881

Pro forma diluted net income per share	$0.22	$0.30	$0.56	$0.47

Diluted common equivalent shares	28,104	27,748	28,138	27,311

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income	$5,241	$7,089	$12,549	$9,354
Amortization of intangible assets	1,512	1,959	5,130	5,878
Income tax effect	(605)	(784)	(2,052)	(2,351)

Non-GAAP net income	$6,148	$8,264	$15,627	$12,881

ViaSat, Inc.

Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

Assets	December 31, 2004	April 2, 2004

Current Assets:
Cash and S-T investments	$9,016	$18,670
Accounts receivable, net	138,356	110,766
Inventory	35,835	30,357
Deferred income taxes	5,996	5,487
Other current assets	12,927	9,251

Total current assets	202,130	174,531

Goodwill	19,492	19,492
Other intangible assets, net	22,502	27,632
Property and equip, net	33,334	32,052
Other assets	16,516	18,975

	$293,974	$272,682

Liabilities and	December 31, 2004	April 2, 2004
Stockholders' Equity

Current liabilities:
Accounts payable	$40,144	$32,635
Accrued liabilities	29,832	34,050
Line of credit	—	—

Total current liabilities	69,976	66,685
Other liabilities	3,834	2,944

Total liabilities	73,810	69,629

Total stockholders’ equity	220,164	203,053

	$293,974	$272,682

2/3/2005	ViaSat Confidential